Exhibit 99.1

NEWS RELEASE Atlanta, Georgia February 2, 2011

Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Updates 2010 Guidance; Expects to Report
Adjusted Earnings of $0.90 Per Share
Adjusted EBITDA Expected to Set New Records for Quarter and Fiscal Year
ATLANTA — Feb. 2, 2011 — EMS Technologies, Inc. (NASDAQ: ELMG) today updated its previously announced guidance for 2010. The Company now expects Adjusted EBITDA for the full year 2010 to be in the range of $39.5 to $40.5 million. The Company previously expected Adjusted EBITDA to be $38 to $40 million. The Company now expects Adjusted Earnings Per Share for the full year 2010 to be approximately $0.90 per share, which is at the top end of the previously announced guidance range of $0.80 to $0.90 per share. Adjusted EBITDA and Adjusted Earnings Per Share (described further under “Non-GAAP Measures”) exclude goodwill impairment-related charges, acquisition-related and other items. The Adjusted Earnings Per Share expected for the full year 2010 does not include the potential benefit of approximately $0.05 per share from the recent extension of the U.S. tax credit for R&D expenditures, because the Company has not completed the U.S. GAAP analysis of whether an additional valuation allowance is required for its deferred tax assets, which include the U.S. tax credit for R&D expenditures.
“I am very proud of the people of EMS and their efforts to help the Company achieve what we expect to be record annual Adjusted EBITDA,” said Neil Mackay, EMS’s CEO. “With strong execution across the board, we expect that the fourth quarter will also show the highest quarterly Adjusted EBITDA in the Company’s history. In addition, we expect to report record quarterly sales and strong positive cash flow from continuing operations for the fourth quarter.
“These results reflect the benefit of structural changes that we have made throughout the year, which should continue to benefit the Company going forward. These results also show that the strategy put in place over the past year is having success. As we have been saying about EMS in recent shareholder communications, we believe we have a unique combination of technology and market expertise, and we are competing effectively in dynamic global markets,” added Mackay.
The Company expects to release final results for 2010 and guidance for future periods in approximately four weeks. At that time, there will be a conference call on which the Company’s management will discuss the 2010 financial results and guidance for 2011.
2010 Preliminary Results
The revised financial guidance in this press release is based on preliminary information regarding the Company’s financial results for fiscal 2010. The Company has not yet completed the complex analyses required for long-lived assets (including goodwill) and deferred tax assets. Adjustments resulting from these analyses could materially reduce GAAP earnings per share. However, any such adjustments would be non-cash items that would have no effect on Adjusted EBITDA, Adjusted Earnings Per Share, or compliance with the terms of the Company’s credit facility.
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Non-GAAP Measures
This press release contains information regarding our earnings from continuing operations before interest expense, income taxes, depreciation and amortization and excluding impairment-related charges, acquisition-related items and stock-based compensation (“Adjusted EBITDA”). The press release also references earnings per share from continuing operations, excluding impairment-related charges, acquisition-related items, and adjustments, if any, for changes to the valuation allowance for deferred tax assets resulting from changes in judgment about the potential realization of these assets (“Adjusted Earnings Per Share”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
We have not provided a quantitative reconciliation of projected Adjusted EBITDA or Adjusted Earnings Per Share. Not all of the information necessary for quantitative reconciliation is available to us prior to the completion of the closing process for the fourth quarter, without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
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About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving two broad market sectors — AeroConnectivity and Global Resource Management, EMS products and services enable universal mobility, visibility and intelligence.
Visit www.ems-t.com for more information.
Forward-Looking Statements
Statements contained in this press release, including statements regarding the Company’s expectations for its financial results for 2010, are forward-looking statements. Management’s expectations for 2010 reflect management’s current expectations. There can be no assurance that actual financial results will not differ materially from the most current estimates as a result of a wide variety of factors, including completing the closing process for 2010 and our annual audit. Other factors that could impact our actual results include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;
•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations;
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•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the availability of financing for various mobile and high-speed data communications systems;
•	risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;
•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and
•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks and uncertainties discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the other periodic reports we have filed with the SEC.
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